Exhibit 2.1

SHARE CANCELLATION AND REISSUE AGREEMENT AND RELEASE

THIS AGREEMENT is hereby made effective this ______ day of December 2011, by and between Corporate Diversity Solutions, Inc., a New Jersey corporation, having an office in Ridgewood, New Jersey, (the "Company") and David Wernon, Chris Georgiou,Mary Georgiou, Pat Lorusso, Joe Rappaport, Elizabeth Miller, Jennifer Scorzelli (referred to as the “Departing Shareholders”) and Stacey Scarpa (Stacey Scarpa and the Departing Shareholders each individually referred as“ Shareholder”) and Ken Scarpa, who is an officer, but not a shareholder and OSL Holdings Inc., a Nevada corporation and its subsidiary Office Supply Line, Inc. (“OSL”).

RECITALS

WHEREAS, Shareholder is the holder and owner of shares of the Company’s common stock (the “Shares”) in accordance with the following list: David Wernon-14%, Chris Georgiou-18%,Mary Georgiou-1%, Pat Lorusso-13.5%, Joe Rappaport-2.5%, Elizabeth Miller-5.5%, Jennifer Scorzelli-5.59%, Stacey Scarpa-50%;

WHEREAS, the parties agree to the cancellation of the Shares represented by the executed Agreement in exchange for indemnification from liabilities.

WHEREAS, both the Company and Shareholder deem it to be in their respective best interests to immediately cancel the Shares.

NOW THEREFORE, in consideration of the mutual covenants contained herein (the sufficiency whereof is hereby acknowledged by the parties hereto), the parties hereby agree to and with each other as follows:

AGREEMENT

1. CONSIDERATION. In consideration for cancellation of the Shares of the Company, the Company shall re-issue and record share ownership on its books as follows, in an amount equal to 48% of the equity to OSL, or an affiliate thereof, and 2% to women designees of OSL and 50% to Stacey Scarpa. The Company shall hereby indemnify and relieve all Departing Shareholders from any liabilities incurred by the Company. The Shareholder hereby consents to such transaction which will include the following additional terms:

•	OSL Holdings, Inc will provide 100,000 shares of its common stock each to David Wernon and Pat Lorusso
•	Wernon and Lorusso will obtain a release of liability from Lester Halbick to Stacey Scarpa, Ken Scarpa and the Company and then shall each receive an additional 100,000 shares.
•
OSL will request that United release all Departing Shareholders from any liability and until that release is obtained OSL shall indemnify all Departing Shareholders. OSL and CDS will use their best efforts in complying with United to obtain the release of Departing Shareholders and will indemnify all Departing Shareholders until such release is obtained.

•	The Company has entered into a separate agreement with Chris Georgiou regarding payment for furniture and such agreement is not affected by this agreement.

2. CANCELLATION OF THE SHARES. The Shares shall be cancelled effective on the date of this Agreement.

3. RESIGNATION. All Departing Shareholders hereby resign all positions they hold as Directors or Officers of the Company.

4. RELEASE.  Shareholder together with his heirs, executors, administrators, and assigns hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company and its subsidiaries and affiliates and each of their current or former officers, directors, stockholders, attorneys, agents, or employees (collectively, the "Company Released Parties") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys' fees and costs), of every kind and nature, known or unknown, which he ever had or now has against the Company or Company Released Parties including, but not limited to, all claims arising out of (i) the original grant and this cancellation of the Shares and (i) and (ii)  employment with or separation from the Company, all wrongful discharge claims, all common law claims including, but not limited to, actions in tort, defamation, breach of contract and any claims under any other federal, state or local statutes or ordinances not expressly referenced above.

5. MUTUAL REPRESENTATIONS. As may be required, the parties will execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances as in the opinion of the Company or its counsel are necessary or advisable to give full effect to the provisions and intent of this Agreement.

6. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of New York.

7. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

8. ELECTRONIC DELIVERY. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement.

IN WITNESS WHEREOF the parties hereto have placed their signatures hereon on the day and year first above written.

CORPORATE DIVERSITY SOLUTIONS, INC.

By:
      Stacey Scarpa, President

SHAREHOLDERS OF CORPORATE DIVERSITY SOLUTIONS, INC

By:
      Mary Georgiou

By:
       Stacey Scarpa

By:
      David Wernon

By:
      Chris Georgiou

By:
      Pat Lorusso

By:
      Joe Rappaport

By:
      Elizabeth Miller

By:
      Jennifer Scorzelli

OSL HOLDINGS INC.

By:

OFFICE SUPPLY LINE, INC.

By:

KEN SCARPA

By:
      Ken Scarpa